Exhibit 4.4

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VINE RESOURCES HOLDINGS LLC

a Delaware limited liability company

Dated as of [            ], 2017

THE MEMBERSHIP INTERESTS REFERENCED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND THEIR OFFER AND SALE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE MEMBERSHIP INTERESTS WHICH ARE REFERENCED HEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IF THE OFFER OR SALE HAS BEEN REGISTERED AND/OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. THERE IS CURRENTLY NO TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY AND VOTING RIGHTS OF THE MEMBERSHIP INTERESTS SET FORTH HEREIN. NO SALE, TRANSFER OR OTHER DISPOSITION BY A MEMBER OF ITS MEMBERSHIP INTERESTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN. THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS.

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ARTICLE VII INDEMNIFICATION		29
7.1	Right to Indemnification	29
7.2	Indemnification of Officers, Employees (if any) and Agents	30
7.3	Indemnification and Expense Advancement With Respect to Actions Commenced by an Indemnitee	30
7.4	Advance Payment	30
7.5	Appearance as a Witness	30
7.6	Nonexclusivity of Rights	31
7.7	No Member Liability for Indemnification Obligations	31
7.8	Member Notification	31
7.9	Savings Clause	31
7.10	Scope of Indemnity	31
7.11	Other Indemnities	31
7.12	Replacement of Fiduciary Duties	32
7.13	Liability of Indemnitees	32
7.14	Standards of Conduct and Modification of Duties	33

ARTICLE VIII TAXES		34
8.1	Tax Returns	34
8.2	Tax Elections	34
8.3	Tax Matters Partner	35
8.4	PTP Notification	35

ARTICLE IX BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		35
9.1	Maintenance of Books	35
9.2	Financial Statements and Reports	36
9.3	Accounts	36

ARTICLE X DISSOLUTION, LIQUIDATION, AND TERMINATION		36
10.1	Dissolution	36
10.2	Liquidation and Termination	37
10.3	Provision for Contingent Claims	38
10.4	Deficit Capital Accounts	38
10.5	Deemed Contribution and Distribution	38

ARTICLE XI AMENDMENT OF THE AGREEMENT		39
11.1	Amendments to be Adopted by the Company	39
11.2	Amendment Procedures	39

ARTICLE XII MEMBERSHIP INTERESTS		39
12.1	Certificates	39
12.2	Registered Holders	40
12.3	Security	40

ARTICLE XIII GENERAL PROVISIONS		40
13.1	Offset	40
13.2	Entire Agreement	40

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13.3	Waivers	40
13.4	Binding Effect	40
13.5	Governing Law; Severability	40
13.6	Further Assurances	41
13.7	Exercise of Certain Rights	41
13.8	Notice to Members of Provisions of this Agreement	41
13.9	Counterparts	41
13.10	Books and Records	41
13.11	Information	41
13.12	Liability to Third Parties	42
13.13	No Third Party Beneficiaries	42
13.14	Notices	42
13.15	Remedies	43
13.16	Disputes	44
13.17	No Recourse	45

Attachments

Exhibit A	Ownership Information
Schedule 6.4	List of Initial Officer Appointees
Annex A	Form of VCOC Management Rights Letter

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VINE RESOURCES HOLDINGS LLC

a Delaware limited liability company

This Amended and Restated Limited Liability Company Agreement of Vine Resources Holdings LLC (the “Company”), dated as of [            ], 2017 (the “Effective Date”), is (a) adopted by the Members (as defined below) and (b) executed and agreed to, for good and valuable consideration, by the Members.

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act by filing a Certificate of Formation with the Secretary of State of Delaware on March 1, 2017 (the “Formation Date”);

WHEREAS, on the Formation Date, Vine Oil & Gas Holdings LLC entered into the Limited Liability Company Agreement of the Company (the “Initial LLC Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, the Company entered into the Master Reorganization Agreement with the other parties contained therein (the “Master Reorganization Agreement”), pursuant to which the parties therein have agreed to consummate the reorganization of the Company and certain of its Affiliates and to take the other actions contemplated therein;

WHEREAS, in connection with the Master Reorganization Agreement, the Company has agreed to, among other things and pursuant to the terms of this Agreement, grant Class A Units (as defined herein) to Vine Resources Inc., a Delaware corporation (“VRI”) and Class B Units to Vine Investment LLC, a Delaware limited liability company (“Vine Investment”);

WHEREAS, in connection with the Master Reorganization Agreement, VRI is issuing shares of its Class B common stock, par value $0.01 (“Class B Stock”), to Vine Investment;

WHEREAS, each share of Class B Stock, together with a corresponding Class B Unit, may be exchanged for one share of VRI Class A common stock, par value $0.01 (“Class A Stock”), pursuant to the terms of that certain Exchange Agreement, dated as of [            ], 2017, by and between the Company, VRI and Vine Investment (the “Exchange Agreement”);

WHEREAS, the Members are entering into this Agreement in order to amend and restate the Initial LLC Agreement in its entirety; and

WHEREAS, for the foregoing purposes the Parties wish to enter into this Agreement to, among other things, (a) amend and restate the Initial LLC Agreement in its entirety; (b) admit as Members, the Persons specified on Exhibit A, (c) provide for the management of the Company and (d) set forth their respective rights and obligations.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

“Additional Call Amount” has the meaning set forth in Section 4.1(b)(i).

“Adjusted Capital Account” means the Capital Account, with respect to each Member, maintained for such Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all deductions in respect of depletion that, as of the end of such taxable year are expected to be made to such Member’s Capital Account in respect of the oil and gas properties of the Company. (ii) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751.1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.2(d).

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person in question; provided, that notwithstanding the foregoing, Blackstone and its Affiliates (other than the Company or any of its Subsidiaries) shall not be considered Affiliates of one another solely by virtue of their ownership or Control of the Company.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1.

“Agreed Value” of any Contributed Property means the Fair Market Value of such property at the time of contribution as determined by the Managing Member.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company (including any schedules, exhibits and annexes hereto), as amended, supplemented or otherwise modified from time to time.

“Assignee” means any Person that acquires an interest in any Membership Interest but has not been admitted as a Member in accordance with the terms of this Agreement.

“Available Cash” means, as of any date of determination with respect to a quarterly cash distribution to be made to certain of the Members pursuant to Section 5.3(b), the following, without duplication:

(a)    the cash, cash equivalents and liquid assets of the Company and its Subsidiaries from any and all sources (other than Capital Contributions and the proceeds of indebtedness for borrowed money) as of the end of the quarter preceding the quarter in which the distribution is to be made, less

(b)    as of the end of the quarter preceding the quarter in which the distribution is to be made, the costs and expenses paid by the Company and its Subsidiaries and amounts reserved for payment of costs, including capital costs and operating costs and expenses (including costs and administrative expenses and including the payment of any transaction fee or any monitoring fee payable in respect of such quarter), production taxes and other applicable taxes and similar amounts, debt service, or other reasonable reserves determined in good faith by the Managing Member.

“Blackstone” means the Blackstone Group L.P., together with any investment funds affiliated with or managed by the Blackstone Group L.P.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in New York, New York or Houston, Texas.

“Capital Account” means the capital account maintained for each Member pursuant to Section 4.2.

“Capital Contribution” means any cash, cash equivalents or the Agreed Value of Contributed Property that a Member contributes to the Company in respect of Membership Interests.

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all Depreciation, depletion (including Simulated

Depletion), amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. Notwithstanding the foregoing, the Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.2(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Certificate” has the meaning set forth in Section 2.1.

“Class A Member” means all Members holding a Class A Unit, including upon any Transfer of Class A Units permitted by this Agreement. If at any time any other new Class A Member is admitted to the Company so that more than one Member holds a Class A Unit, then the term “Class A Member” is intended to include and shall be deemed to include all such Members holding Class A Units whether or not references to the term “Class A Member” herein are singular or plural, unless otherwise stated herein.

“Class A Stock” has the meaning set forth in the Recitals.

“Class A Unit” means a Membership Interest designated as a Class A Unit.

“Class B Member” means all Members holding a Class B Unit, including upon any Transfer of any Class B Units permitted by this Agreement. If at any time any other new Class B Member is admitted to the Company so that more than one Member holds a Class B Unit, then the term “Class B Member” is intended to include and shall be deemed to include all such Members holding Class B Units whether or not references to the term “Class B Member” herein are singular or plural, unless otherwise stated herein.

“Class B Stock” has the meaning set forth in the Recitals.

“Class B Unit” means a Membership Interest designated as a Class B Unit.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 13.11(a).

“Consent” means the affirmative consent of the indicated party (including the Managing Member) to the action requested in accordance with the terms hereof and any applicable requirements of the Act.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.2(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“Curative Allocation” means any allocation of an item of income, gain, deduction or loss pursuant to the provisions of Section 5.1(b)(ix).

“Debt Securities” means, with respect to VRI, any and all debt instruments or debt securities that are not convertible or exchangeable into equity securities of VRI.

“Depreciation” means, for any Fiscal Year or other period, except as provided in Treasury Regulation section 1.704-3(d)(2), an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that, if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; except that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Carrying Value using any method reasonably selected by the Tax Matters Partner.

“Dissolution Event” has the meaning set forth in Section 10.1.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“Effective Date” has the meaning set forth in the Preamble.

“Estimated Tax Payment Date” has the meaning set forth in Section 5.3(b)(i).

“Estimated Tax Period” has the meaning set forth in Section 5.3(b)(i).

“Exchange Agreement” has the meaning set forth in the Recitals.

“Fair Market Value” means the value of any specified interest or property as determined by the Managing Member (acting reasonably), which shall not in any event be less than zero, that would be obtained in an arm’s-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller. For the avoidance of doubt, if shares of Class A Stock are publicly traded securities at the time of determination, the Fair Market Value of the Class A Stock shall equal (i) the volume weighted average price of a share of Class A Stock for the ten (10) trading days ending on the trading day prior to the date of determination.

“Fiscal Year” means the fiscal year of the Company, and its taxable year for federal income tax purposes, each of which shall be the calendar year unless otherwise established by the Managing Member.

“Formation Date” has the meaning set forth in the Recitals.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of the Company and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a consistent manner. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Company or with respect to the Company and its Consolidated Subsidiaries shall be prepared in accordance with such change.

“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.

“Highest Member Tax Amount” has the meaning set forth in Section 5.3(b)(i).

“Incentive Plan” means any incentive equity plan or similar equity compensation arrangement adopted by the board of directors of VRI for employees of VRI and its Subsidiaries (including the Company), including, but not limited to, the Vine Resources Inc. 2017 Long-Term Incentive Plan, as the same may be amended, modified, restated or replaced from time to time.

“Indemnitee” has the meaning set forth in Section 7.1.

“Initial LLC Agreement” has the meaning set forth in the Recitals.

“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, subpoenas, awards and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Liabilities” means, as to any Person, all liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Liquidator” has the meaning set forth in Section 10.2.

“Managing Member” means VRI or its successor, in its capacity as the managing member of the Company.

“Master Reorganization Agreement” has the meaning set forth in the Recitals.

“Member” means any Person executing this Agreement as of the date of this Agreement as a Member or any Person hereafter admitted to the Company as a new Member as provided in this Agreement, but does not include any Assignee or any Person who has ceased to be a Member in the Company.

“Member Affiliate” has the meaning set forth in Section 13.17.

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse liability” in Treasury Regulation section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“Membership Interest” means the limited liability company interest of a Member in the Company.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (described in section 705(a)(2)(b) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 6.4(a).

“Other Business” has the meaning set forth in Section 2.7(b).

“Other Indemnification Agreement” means one or more certificate or articles of incorporation, by-laws, limited partnership agreement, limited liability company operating agreement, limited partnership agreement and any other organizational document, and insurance policies maintained by any Member or Affiliate thereof providing for, among other things, indemnification of and advancement of expenses for any Indemnitee for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Parties” means the Members and the Company.

“Partnership Representative” means the “partnership representative” as defined in section 6223 of the Code.

“Partnership Tax Audit Rules” means sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.

“Percentage Interest” means, as of any date with respect to any Member, a percentage equal to (A) the aggregate number of Membership Interests owned by such Member as of such date divided by (B) the aggregate number of all Membership Interests issued and outstanding as of such date. As of the Effective Date and as further set forth on Exhibit A, the Percentage Interest of Vine Investment is [    ]% and the Percentage Interest of VRI is [    ]%.

“Permitted Transferees” means (i) Blackstone and its Affiliates, (ii) an investment vehicle wholly-owned and controlled by the transferor and/or family members (in accordance with the following clause (iii)) or (iii) family members (within the meaning of Rule 701 of the Securities Act) through gifts or domestic relations orders, as permitted by Rule 701 of the Securities Act; provided, that with respect to the foregoing clauses such Transferee is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and the transferor remains liable for all obligations under this Agreement related to the Transferred Membership Interest; provided, further, that in the case of any Transfer pursuant to clauses (ii) or (iii) the transferor retains voting control and rights of notice with respect to such Transferred Membership Interests, as applicable. Notwithstanding anything set forth in this Agreement (including Section 3.3) to the contrary, if any Person acquires Membership Interests pursuant to clauses (ii) or (iii) above by virtue of (x) such Person’s qualification as a family member of the transferor or (y) such Person’s qualification as an investment vehicle wholly-owned and controlled by the transferor, and such Person shall, at any time, cease to be a family member of the transferor or an investment vehicle wholly-owned and controlled by the transferor, as applicable, then such Person shall be required to transfer such Person’s Membership Interests, as applicable, back to the original transferor.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (whether, general, limited or otherwise), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Proceeding” has the meaning set forth in Section 7.1.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii) or Section 5.1(b)(viii).

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, lien, mortgage, deed of trust, encumbrance, hypothecation, pledge, purchase option or other similar adverse claim or obligation, whether created by operation of Law or otherwise, created by any Person in any of its property or rights.

“Simulated Basis” means, with respect to each oil and gas property, the Carrying Value of such property. For purposes of such computation, the Simulated Basis of each oil and gas property shall be allocated to each Member in accordance with such Member’s relative Percentage Interest as of the time such oil and gas property is acquired by the Company, and shall be reallocated among the Members in accordance with the Members’ relative Percentage Interest as determined immediately following the occurrence of an event giving rise to any adjustment to the Carrying Values of the Company’s oil and gas properties pursuant to the terms of this Agreement.

“Simulated Depletion” means a depletion allowance computed for each oil and gas property as determined in accordance with Section 5.2(b)(i) of this Agreement provided that such Simulated Depletion shall not exceed such oil and gas property’s Simulated Basis prior to the adjustment that is caused by such depletion allowance.

“Simulated Gain or Loss” means the simulated gain or loss computed with respect to a sale or other disposition of an oil and gas property pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(k)(2) as more specifically set forth in Section 5.2(b)(ii) of this Agreement.

“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, any other Person that (a) is Controlled (directly or indirectly) by such Person and (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is more than fifty percent (50%) owned (directly or indirectly) by the relevant Person.

“Tax Advances” has the meaning set forth in Section 5.4.

“Tax Amount” has the meaning set forth in Section 5.3(b)(i).

“Tax Matters Partner” has the meaning set forth in Section 8.3.

“Third Party” means any Person other than a Member, its Affiliates and the Company.

“Transfer”, “Transferred” or “Transferring” means, with respect to a Membership Interest, (a) a direct voluntary or involuntary, sale, assignment, transfer, conveyance, exchange,

bequest, devise, gift or any other alienation, including any pledge or grant of a Security Interest, (in each case, with or without consideration and whether by operation of Law or otherwise, including, by merger or consolidation) of any rights, interests or obligations with respect to all or any portion of such Membership Interest, or (b) a grant or sufferance of a Security Interest on all or any portion of such Membership Interest.

“Transferee” means a Person who receives all or part of a Member’s Membership Interest through a Transfer.

“Treasury Regulation” means the Income Tax Regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor regulations).

“Unpaid Indemnity Amounts” means any amount that the Company fails to indemnify or advance to an Indemnitee as required by Article VII of this Agreement.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section 4.2(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.2(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.2(d) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section 4.2(d)).

“Vine Investment” has that meaning set forth in the Recitals.

“VRI” has the meaning set forth in the Recitals.

1.2    Other Terms. Other capitalized terms may be defined elsewhere in the text of this Agreement and shall have the meaning so given.

1.3    Construction. Unless the context otherwise requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is incorporated herein for all purposes. Article and section titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument. Unless the context of this Agreement clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or Article in which such words appear.

ARTICLE II

ORGANIZATION

2.1    Formation. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (as may be amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act on the Formation Date. This Agreement is adopted and agreed to by the Members to set forth their agreement with respect to the Company’s business and the rights, duties and obligations of the Members.

2.2    Name. The name of the Company is “Vine Resources Holdings LLC” and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select from time to time.

2.3    Principal U.S. Office; Registered Office and Registered Agent; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person as the Managing Member may designate from time to time in the manner provided by Law. The principal office of the Company shall be at such place as the Managing Member may designate from time to time (which may be within or outside of the State of Delaware), and the Managing Member may designate additional offices, places of business and/or agents from time to time as deemed advisable.

2.4    Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.5    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Managing Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company, and, if necessary, to make such filings and take such actions as may be required to keep the Company in good standing in that jurisdiction. Each Member agrees to execute, acknowledge and deliver such certificates and other instruments, if any, that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6    Term. Subject to earlier termination pursuant to other provisions of this Agreement (including those contained in Article X), the term of the Company shall be perpetual.

2.7    Business Opportunities.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 2.7(d), Blackstone and its Affiliates may, during the term of the

Company, engage in and possess an interest for their respective accounts in other business ventures of every nature and description, independently or with others, and neither the Company, any of its Subsidiaries nor any other Member shall have any right in or to said independent ventures or any income or profits derived from said independent ventures and, unless Blackstone or its Affiliates expressly agree otherwise in this Agreement or another written agreement, no such Person or any director, officer, manager or employee of such Person who may serve as an officer, manager, director and/or employee of the Company or its Subsidiaries shall be liable to the Company or any of its Subsidiaries by virtue of being a Member or an Affiliate of a Member by reason of activity undertaken by such Person or by any other Person in which such Person may have an investment or other financial interest which is in competition with the Company or its Subsidiaries.

(b)    Subject to the provisions of this Section 2.7, Blackstone and its Affiliates (including one or more associated investment funds or portfolio companies) shall have the right: (i) to directly or indirectly engage in any business permitted by applicable Law (including, without limitation, financial or investment advisory services, investment management or any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its Subsidiaries) (an “Other Business”) and receive compensation or derive profits therefrom; (ii) to directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; (iii) to develop a strategic relationship with an Other Business; and (iv) not to present potential transactions, matters or business opportunities relating to an Other Business to the Company or its Subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves (and their agents, partners or Affiliates), and to direct any such opportunity to another Person. The other Members will not acquire or be entitled to any interest or participation in any Other Business (except as expressly provided in any agreement with the Company or its Subsidiaries) as a result of the participation therein of Blackstone or any of its Affiliates. The involvement of Blackstone or any of its Affiliates in any Other Business (except as expressly provided in any agreement with the Company or its Subsidiaries) will not constitute a conflict of interest by such Persons with respect to the Company or the Members or any of their respective Affiliates.

(c)    None of Blackstone or its Affiliates shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Subsidiaries or any of their respective Affiliates or equityholders or to refrain from any actions specified in Section 2.7(b), and the Company, on its own behalf and on behalf of its Affiliates and equityholders, hereby irrevocably waives any right to require Blackstone or any of its Affiliates to act in a manner inconsistent with the provisions of this paragraph. None of Blackstone or its Affiliates shall be liable to the Company or any of its Affiliates or equityholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 2.7, or of any such Person’s participation therein.

(d)    For the avoidance of doubt, nothing in this Section 2.7 is meant to limit the confidentiality undertakings of the Members described in Section 13.11(a).

ARTICLE III

MEMBERSHIP INTERESTS AND TRANSFERS

3.1    Classes and Series of Membership Interests; Members.

(a)    Classes. Each Member’s relative rights, privileges, preferences, restrictions and obligations with respect to the Company are represented by such Member’s Membership Interests. The Company is hereby authorized to issue two (2) classes of Membership Interests, the Class A Units and Class B Units, each with such rights, privileges, preferences, restrictions and obligations as provided in this Agreement and, to the extent applicable, the Act. A total of [                    ] Class A Units are hereby authorized for issuance, and [                    ] Class B Units are hereby authorized for issuance. Membership Interests may be issued in whole or fractional interests. A Member may own one or more classes of Membership Interests, and the ownership of one class of Membership Interests shall not affect the rights, privileges, preferences or obligations of a Member with respect to the other class of Membership Interests owned by such Member. Any reference herein to a holder of a class of Membership Interests shall be deemed to refer to such holder only to the extent of such holder’s ownership of such class or series of Membership Interests.

(b)    Members. At the Effective Date, and upon the execution and delivery by the Members of this Agreement and the consummation of the transaction contemplated by the Master Reorganization Agreement, the Company issued:

(i)    [                     ] Class A Units to VRI pursuant to the transactions contemplated in the Master Reorganization Agreement, and VRI was admitted to the Company as a Class A Member; and

(ii)    [                     ] Class B Units to Vine Investment pursuant to the transactions contemplated in the Master Reorganization Agreement, and Vine Investment was admitted to the Company as a Class B Member.

(c)    Additional Persons may be admitted to the Company as new Members only as provided in this Agreement.

(d)    Amendments to Exhibit A. The Membership Interests and respective Percentage Interests held by each Member are set forth on Exhibit A hereto. Exhibit A shall be amended from time to time to reflect changes and adjustments resulting from (i) the admission of any new Member, (ii) any Transfer of Membership Interests in accordance with this Agreement and/or (iii) any Capital Contributions made, changes to Percentage Interests or additional Membership Interests issued, in each case as permitted by this Agreement (provided, that a failure to reflect such change or adjustment on Exhibit A shall not prevent any otherwise valid change or adjustment from being effective). Any reference in this Agreement to Exhibit A shall be deemed a reference to the Exhibit A as amended in accordance with this Section 3.1(d) and in effect from time to time.

(e)    Splits, Distributions and Reclassifications. The Company shall not in any manner subdivide (by any split, distribution, reclassification, recapitalization or otherwise) or combine (by reverse split, reclassification, recapitalization or otherwise) the outstanding Class A Units or Class B Units unless an identical event is occurring with respect to the Class A Stock or Class B Stock, respectively, in which event the Class A Units or Class B Units, as applicable, shall be subdivided or combined concurrently with and in the same manner as the Class A Stock or Class B Stock.

(f)    Cancellation of Class A Stock and Class A Units. At any time a share of Class A Stock is redeemed, repurchased, acquired, cancelled or terminated by VRI, the Company shall redeem, repurchase, acquire, cancel or terminate, as applicable, one (1) Class A Unit (or other economically equivalent equity interest) registered in the name of VRI upon the same terms and for the same price as the Class A Stock so that the aggregate number of Class A Units held by VRI at all times equals the number of shares of Class A Stock issued outstanding.

(g)    Offerings of Class A Stock. At any time VRI issues a share of Class A Stock or other equity security other than pursuant to an Incentive Plan, the net proceeds received by VRI with respect to such share of Class A Stock or equity security, if any, shall be concurrently contributed to the Company and the Company shall issue to VRI one (1) Class A Unit (or in the event of an issuance of other equity securities, the corresponding equivalent number of Class A Units) registered in the name of VRI; provided, however, that if VRI issues any shares of Class A Stock or other equity security in order to purchase or fund the purchase from a Member of a number of Class B Units (and the corresponding number of shares of Class B Stock) equal to the number of shares of Class A Stock so issued pursuant to the terms and conditions of the Exchange Agreement, then the Company shall not issue any new Class A Units in connection therewith.

(h)    Issuances of Debt Securities. If at any time VRI or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, VRI or such Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by VRI or such Subsidiary in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.

3.2    Number of Members. The number of Members of the Company shall never be fewer than one (1).

3.3    Representations and Warranties. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

3.4    Restrictions on the Transfer of Interests.

(a)    Permitted Transfers. Except for Transfers to Permitted Transferees or Transfers made in accordance with Section 3.1(f) or Section 3.6, no Member shall Transfer all or any portion of such Member’s Membership Interests, without the prior written Consent of the Managing Member, which consent may be given or withheld in the sole discretion of the Managing Member. Any purported Transfer in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer on its books and records. Any Member who Transfers or attempts to Transfer any Membership Interests except in compliance herewith shall be liable to, and shall indemnify and hold harmless, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom. In connection with the Transfer of any Membership Interests, the holder of such Membership Interests shall deliver prior written notice to the Company describing in reasonable detail the proposed Transfer at least one (1) Business Day prior thereto. For the avoidance of doubt, all Transfers to Permitted Transferees shall also comply with Sections 3.4(b) to 3.4(e).

(b)    Securities Laws. Notwithstanding anything in this Agreement to the contrary, no Membership Interest shall be Transferred except pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and any other applicable securities Laws.

(c)    Effect of Permitted Transfer. Any Transfer of a Membership Interest that complies with Section 3.4(a) and Section 3.4(b) shall be effective to assign the right to become a Member, and, without the need for any action or Consent of any other Person, a Transferee of such Membership Interest shall automatically be admitted as a Member upon such Transferee’s delivery to the Managing Member of an executed customary joinder agreement prepared by the Company. As a condition to the Company’s obligation to effect a Transfer permitted hereunder, any Transferee of Membership Interests shall be required to (i) become a party to this Agreement as a Member and shall have the rights and obligations of a Member hereunder, (ii) expressly assume all liabilities and obligations of the Transferring Member (or its applicable Affiliates) to the Company or the other Members and (iii) if the Transferee is to be admitted to the Company as a new Member, acknowledge the representations and warranties in Section 3.3 are true and correct with respect to such Transferee as of the date such Person is to become a Member. Each Transfer is effective against the Company as of the first Business Day following delivery of the joinder agreement to the Company.

(d)    Expenses. Except as provided in Section 3.4(a), the Company shall bear any ordinary course expenses it may incur in connection with effecting any Transfer of any Membership Interests. Any transfer or similar taxes arising as a result of the Transfer of a Member’s Membership Interest shall be paid by the Transferring Member.

(e)    Distributions. Any distribution or payment made by the Company to the Transferring Member prior to such time as the Transferee was admitted as a Member pursuant to the provisions of this Agreement with respect to the Transfer of such Transferring Member’s Membership Interests shall constitute a release of the Company, the Managing Member, and the Members, of all liability to such Assignee or new Member who may be interested in such distribution or payment by reason of such Transfer.

3.5    Change in Business Form.

(a)    If the Managing Member approves the reorganization of the Company or any of its Subsidiaries into another business form, each Member hereby consents to such reorganization or election and shall vote for (to the extent such Member has voting rights), raise no objections against such reorganization, and each Member shall take such actions as are reasonably requested by the Managing Member in connection with the consummation of such reorganization of the Company or any of its Subsidiaries as determined by the Managing Member. The method of effecting such reorganization shall be determined by the Managing Member.

(b)    In connection with any such reorganization, (i) the organizational documents of the reorganized entity shall provide that the rights and obligations of the Members hereunder shall continue to apply substantially in accordance with the terms hereof, except to the extent the parties hereto otherwise agree in writing and (ii) each Membership Interest shall (effective upon and subject to the consummation of such reorganization) convert into equity securities of the reorganized entity and shall be allocated among the Members such that each Member shall receive equity securities in the or reorganization entity with substantially similar economic rights as such Member’s former Membership Interests.

3.6    Exchange of Units. Subject to the terms and conditions of this Agreement and the Exchange Agreement, Vine Investment and its successors and assigns shall be entitled to exchange with the Company, at any time and from time to time, any or all of Vine Investment’s or its successors’ and assigns’ Class B Units (together with the same number of shares of Class B Stock) for an equivalent number of shares of Class A Stock or, at VRI’s option subject and pursuant to the terms and conditions of the Exchange Agreement, cash as set forth in the Exchange Agreement. Such exchange shall be treated for federal income tax purposes as a sale of Vine Investment’s or its successors’ and assigns’ Class B Units (together with the same number of shares of Class B Stock) to VRI in exchange for shares of Class A Stock or cash, as applicable.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1    Capital Contributions; Return of Cash.

(a)    General. Following the Effective Date, no Member shall be required to make any Capital Contributions to the Company, except as otherwise agreed to in writing by such Member, and any Capital Contributions following the Effective Date shall be made as detailed in, and subject to the provisions of Section 4.1(b).

(b)    Capital Calls.

(i)    To the extent approved by the Managing Member, from time to time, additional Capital Contributions may be called for from the Members if the Managing Member determines that such additional Capital Contributions are necessary for the conduct of the Company’s business (any such additional Capital Contributions called for from the Members by the Managing Member, being hereinafter referred to as an “Additional Call Amount”). In that event, the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions in accordance with their Percentage Interest. To the extent that some Members elect not to make an additional Capital Contribution, those Members that do elect to make an additional Capital Contribution shall have the opportunity, but not the obligation, to increase their additional Capital Contributions pro rata in accordance with their respective Percentage Interests such that the total of the additional Capital Contribution equals the Additional Call Amount.

(ii)    Upon the funding of any Capital Contribution by a Member pursuant to clause (i) above, such Member shall be issued a number of additional Class A or Class B Units, as applicable, equal to the amount of the Capital Contribution made by such Member in respect of such Capital Contribution divided by the Fair Market Value of such Class A Units and Class B Units. Exhibit A and the books and records of the Company shall be thereafter amended accordingly.

4.2    Capital Accounts. The Company shall maintain for each Member a separate Capital Account with respect to each class or series of interests owned by the Member in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(a)    Each Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company by such Member pursuant to this Agreement (net of any liabilities assumed by the Company in connection with such Capital Contributions and any liabilities to which any property comprising such Capital Contributions is subject), and (ii) all items of Company income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 4.2(b) and allocated with respect to such Member pursuant to Section 5.1, and decreased by (x) the amount of cash or Agreed Value of property actually or deemed distributed to such Member pursuant to this Agreement (net of liabilities assumed by such Member and the liabilities to which such property is subject), and (y) all items of Company deduction and loss (including Simulated Loss and Simulated Depletion) computed in accordance with Section 4.2(b) and allocated to such Member pursuant to Section 5.1. The initial Capital Accounts of the Members are listed on Exhibit B to this Agreement.

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article V and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided, that:

(i)    All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 5.1.

(ii)    Except as otherwise provided in Treasury Regulation section 1.704(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such items, there shall be taken into account Depreciation, computed in accordance with the definition of “Depreciation.”

(iv)    For purposes of determining income, gain, loss, and deduction, or any other item allocable to any period, such items will be determined on a daily, monthly or other basis, as reasonably determined by the Managing Member using any permissible method under Code section 706 and the related Treasury Regulations.

(v)    If the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value.

(vi)    In the event an adjustment to the Carrying Value of the assets of the Company occurs pursuant to Section 4.2(d), any Unrealized Gain or Unrealized loss shall be treated as having been actually realized.

(c)    A Transferee shall succeed to the pro rata portion of the Capital Account of the transferor relating to the Membership Interest so Transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been Transferred during any calendar year shall, if permitted by law, be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, based upon the interim closing of the books method or such other method as agreed between the transferor and the transferee; provided however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the Treasury Regulations thereunder.

(d)    In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), (i) on an issuance of additional Membership Interests for cash or Contributed Property, (ii) immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest) or (iii) upon the occurrence of any other event provided in such Treasury Regulation, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance or adjustment shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or adjustment and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated, provided, however, that such adjustments shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including cash and cash equivalents) immediately prior to the event triggering such adjustment shall be determined by the Managing Member using such method of valuation as it may adopt. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.

4.3    Contributions of Contributed Property. Except as set forth within the Master Reorganization Agreement, all Capital Contributions currently contemplated by this Agreement are to be made in readily available cash funds. To the extent that, as determined by the Managing Member, any subsequent Capital Contribution is made in the form of Contributed Property, any costs or expenses associated with the transfer, assignment, conveyance or recordation of such Contributed Property, including any taxes in respect thereof, shall be borne by the Member making such contribution, and any such costs or expenses, whether paid directly by the Member or reimbursed to the Company, shall not be deemed Capital Contributions.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 4.2(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

(a)    General. Except as otherwise provided in this Agreement, all items of income, gain, loss and deduction (including items of gross income, Simulated Gain, Simulated Loss, Simulated Depletion and income and gain exempt from tax) shall be allocated between the Members in a manner such that, after giving effect to the special allocations set forth in Section 5.1(c), the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 10.2(d) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied

(limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 10.2(d)(ii) to the Members immediately after making such allocation minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)    Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period in the following order and priority:

(i)    Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. This Section 5.1(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)    Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iii) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Article V have been tentatively made as if this Section 5.1(b)(iii) were not a part of this Agreement. This Section 5.1(b)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)    Stop Loss. No amount of loss or deduction shall be allocated pursuant to Section 5.1(a) to the extent that such allocation would cause any Member to have a deficit balance in its Adjusted Capital Account at the end of such Fiscal Year (or increase any existing deficit balance in its Adjusted Capital Account). All loss and deductions in excess of the limitation set forth in the preceding sentence shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in proportion thereto until each Member’s Adjusted Capital Account balance is reduced to zero.

(v)    Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations sections 1.704.2(g) and 1.704(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(b)(v) and Section 5.1(b)(iii) were not in the Agreement.

(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.

(vii)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their relative Percentage Interests.

(ix)    Curative Allocation. Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss or deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocations not otherwise been provided in this Section 5.1. It is the intention of the Members that allocations pursuant to this Section 5.1(b)(ix) be made among the Members in a manner that is likely to minimize economic distortions.

(c)    Allocations on Liquidation. Notwithstanding any other provisions of this Article V, after taking into account the special allocations in Section 5.1(b), in the year in which the Company liquidates pursuant to Article X and all subsequent years (and for any prior years with respect to which the due date (without regard to extensions) for the filing of the Company’s federal income tax return has not passed as of the date of the liquidation), all items of income, gain, loss and deduction of the Company shall be allocated among the Members in a manner reasonably determined by Managing Member as shall cause to the nearest extent possible the Capital Account of each Member to equal the amount to be distributed to such Member pursuant to Section 10.2(d)(ii).

5.2    Allocations for Tax Purposes.

(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1.

(b)    Notwithstanding any provisions to the contrary, allocations of depletion with respect to each oil and gas property (as defined in section 614 of the Code) and gain and losses therefrom shall be governed by the following:

(i)    For purposes of such computations, the federal income tax basis of each oil and gas property shall be allocated to each Member in accordance with such Member’s respective Percentage Interest as of the time such oil and gas property is acquired by the Company, and shall be reallocated among the Members in accordance with the Members’ respective Percentage Interests as determined immediately following the occurrence of an event giving rise to an adjustment to the Carrying Values of the Company’s oil and gas properties pursuant to the terms of this Agreement (or at the time of any material additions to the federal income tax basis of such oil and gas property). Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided, that the Members understand and agree that the Managing Member may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to any oil and gas properties, in such manner as determined consistent with the principles of Section 704(c) of the Internal Revenue Code and Section 5.2(c) hereof.

(ii)    For purposes of the separate computation of gain or loss by each Member on the taxable sale or other disposition of an oil and gas property, the amount realized from such sale or disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such oil and gas property and in the same proportion as their shares thereof were allocated, and (ii) second, consistent with the allocation of Simulated Gains; provided, however, that the Members understand and agree that the Managing Member may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to any oil and gas properties, in such manner as determined consistent with the principles of Section 704(c) of the Internal Revenue Code and Section 5.2(c) hereof.

(iii)    Each Member shall separately keep records of its share of the adjusted tax basis in each oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Company, each Member shall advise the Company of its adjusted tax basis in each oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(c)    Notwithstanding any provisions contained herein to the contrary, solely for federal (and applicable state and local) income tax purposes, items of income, gain, depreciation, amortization, gain or loss with respect to property for which a Book-Tax Disparity exists, other than oil and gas properties (as defined in section 614 of the Code), shall be allocated so as to take into account the variation between the Company’s tax basis in such property and its Carrying Value consistent with Treasury Regulations sections 1.704-1(b)(4)(i) and 1.704.3. Such allocations shall be made in accordance with the “remedial allocation” method provided for in Treasury Regulations section 1.704-3(d).

(d)    For the proper administration of the Company, the Managing Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income or deductions); and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under section 704(b) or section 704(c) of the Code. The Managing Member may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(d) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code and would not have a material adverse effect on any Member.

(e)    All recapture of income tax deductions resulting from the taxable sale or other disposition of Company property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the disposition of such property.

(f)    All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to the election under section 754 of the Code that will be made by the Company; provided however, that such allocations, once made, shall be adjusted (in any manner determined by the Managing Member) as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

5.3    Requirement of Distributions.

(a)    Subject to the provisions of Section 5.3(b) and Section 10.2(d), distributions of assets and properties of the Company shall be made by the Company at such times as determined by the Managing Member in its sole discretion. Each distribution of cash or other property by the Company shall be made one hundred percent (100%) to the Members pro rata in accordance with each Member’s Percentage Interest. Distributions of cash shall be made to the Members by wire transfer or ACH to the account designated by the relevant Member. For purposes of the foregoing, if payments are made by or on behalf of the Company to a Member or an Affiliate thereof other than in respect of such Member’s Membership Interests (including in respect of indebtedness for borrowed money), then such payments shall not be considered a distribution for purposes of determining the allocation of a distribution pursuant to this Section 5.3(a).

(b)    Notwithstanding the foregoing:

(i)    The Managing Member shall cause Available Cash to be distributed on or prior to each April 15, June 15, September 15 and December 15 (or the next succeeding Business Day if such date falls on a date other than a Business Day) (each an “Estimated Tax Payment Date”), with respect to the taxable period related to each Estimated Tax Payment Date (each, an “Estimated Tax Period”), to each Member. Such distributions shall be made pro rata to each Member based on such Member’s pro rata share of the Tax Amount (taking into account such Member’s Percentage Interest); provided, that, a Member’s pro rata share of the Tax Amount will only be distributed to such Member to the extent that the aggregate amount previously distributed to such Member pursuant to Section 5.3(a) hereof or this Section 5.3(b)(i) in such Fiscal Year is less than the amount required to be distributed to such Member on such Estimated Tax Payment Date under this Section 5.3(b)(i); provided, further, that there will be an adjustment following each Fiscal year (but no later than one (1) day prior to the due date for payment of U.S. federal taxes by a corporation), and the Company shall distribute any additional amounts as necessary to make the amounts previously distributed to a Member pursuant to Section 5.3(a) hereof or this Section 5.3(b)(i) in such Fiscal Year equal such Member’s pro rata share of the

Tax Amount (taking into account such Member’s Percentage Interest) attributable to such Fiscal Year. The “Tax Amount” calculated for the period beginning on the start of the Fiscal Year through the end of the applicable Estimated Tax Period is the Highest Member Tax Amount divided by the Percentage Interest attributable to the Member described in the following sentence. The “Highest Member Tax Amount” is, with respect to the Member receiving the greatest allocation of estimated net taxable income pursuant to Section 5.2 of this Agreement relative to its Percentage Interest for such Estimated Tax Period or such Fiscal Year, as applicable, (x) the estimated aggregate taxable income of the Company allocated to such Member for such Estimated Tax Period or such Fiscal Year, as applicable, (for the avoidance of doubt, excluding any adjustments under Section 743(b) of the Code), multiplied by (y) an assumed tax rate equal to the highest maximum combined marginal federal, state and local income tax rates applicable to an individual or corporate taxpayer resident in New York, NY (not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes).

(ii)    Distributions pursuant to this Section 5.3(b) shall be treated as advances against, and shall reduce, any Member’s entitlement to any subsequent distributions made pursuant to Section 5.3(a) or Section 10.2(d)(ii).

5.4    Withholding. To the extent the Company (or any entity in which the Company owns a direct or indirect interest) is required by law to withhold or to make tax payments on behalf of or with respect to any Member (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. If at the time of liquidation of the Company, any such Tax Advances to a Member exceed the proceeds of liquidation to the Member, such Member shall repay such excess to the Company. If a distribution to a Member is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability from such Member’s failure to repay Tax Advances.

ARTICLE VI

MANAGEMENT OF THE COMPANY

6.1    Management by Managing Member.

(a)    The Company shall be managed by the Managing Member, which shall act as the “manager” of the Company (as such term is used in the Act), according to this Article VI and, except with respect to certain consent requirements required by the Act or provided in this Agreement, no Member, by virtue of having the status of a Member, shall have any management power or control over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, and the Members shall not have any control over the day-to-day operation or management of the Company or its Subsidiaries. Except as described in the preceding sentence, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member in accordance with this Agreement and (ii) the Managing Member shall exercise such powers in compliance with this Agreement and ensure that all organizational formalities are observed with respect to the Company. Under the direction of the Managing Member, certain activities of the Company may be conducted on the Company’s behalf by the Officers as specified and authorized by the Managing Member, who shall be agents of the Company, and the management and administration of the day-to-day business and affairs of the Company will be provided by the Managing Member. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, the Managing Member shall have (subject to the Act and all consent rights and other limitations in this Agreement) full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company. Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Managing Member or the Officers in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

(b)    Except as otherwise provided in this Agreement, each Member hereby (i) specifically delegates to the Managing Member its rights and powers to manage and control the business and affairs of the Company, and (ii) waives its right to bind the Company, in each case as, and to the extent permitted by, the Act.

6.2    Powers of the Managing Member.

(a)    Subject to Section 6.2(b), the Managing Member (and any Officer authorized by the Managing Member) shall have the power, right and authority to take all actions which the Managing Member deems necessary, useful or appropriate for the management and conduct of the Company’s business or to the accomplishment of the purposes of the Company.

(b)    Notwithstanding any other provisions of this Agreement, neither the Managing Member nor any Officer authorized by the Managing Member shall have the authority, on behalf of the Company, either directly or indirectly, without the prior written approval of the Members holding at least sixty-six and two-thirds percent (66 2⁄3%) of the issued and outstanding Class B Units:

(i)    voluntarily file in respect of the Company or its Subsidiaries a bankruptcy petition in a court of competent jurisdiction or a petition seeking a liquidation or dissolution; provided, however, that a liquidation or dissolution pursuant to Section 10.1(b) or Section 10.1(c) shall not require consent of the Members holding at least sixty-six and two-thirds percent (66 2⁄3%) of the issued and outstanding Class B Units;

(ii)    to amend or restate the Certificate or this Agreement (except pursuant to the terms of Article XI or amendments or restatements of Exhibit A hereto);

(iii)    to take any action that would result in the failure of the Company to be taxable as a partnership for purposes of federal income tax, or take any position inconsistent with treating the Company as a partnership for purposes of federal income tax, except as required by Law; and

(iv)    to make any distributions of assets and properties other than cash and cash equivalents.

6.3    Resignation; Removal and Vacancy.

(a)    Removal; Resignation; Appointment. The Members may, by a vote of Members holding a majority of the Class A Units, remove, with or without cause, the Managing Member. The Managing Member may withdraw at any time, subject to the prior written consent of the Members holding a majority of the Class A Units. Any vacancy caused by any such resignation or by the removal of the Managing Member or any vacancy for any other reason may be filled by a vote of Members holding a majority of the Class A Units, however any such designation shall be subject to the affirmative written consent of the Members holding at least sixty-six and two-thirds percent (66 2⁄3%) of the issued and outstanding Class B Units, and any Managing Member so elected to fill any vacancy shall hold office until such Managing Member’s earlier resignation or removal; provided, that such affirmative vote or consent of the Members holding at least sixty-six and two-thirds percent (66 2⁄3%) of the Class B Units shall not be required to the extent that the successor Managing Member is an Affiliate of VRI.

(b)    Duties. The Managing Member shall not have any duty (including fiduciary duty), or any liability for breach of duty (including fiduciary duty) to the Company.

6.4    Officers. Under the direction of the Managing Member and except as provided in Section 6.2, certain administrative activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(a)    The officers of the Company shall be such officers as the Managing Member deems necessary (the “Officers”). The Officers shall be appointed by the Managing Member. The initial Officer appointees are listed on Schedule 6.4. The Officers shall report to the Managing Member as requested from time to time.

(b)    The Managing Member may appoint such other Officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member.

(c)    The authority of any Officers of the Company shall be restricted to those actions specifically authorized by the Managing Member in accordance with this Agreement. On the Effective Date, the Officers shall be authorized to execute this Agreement and any agreement related to the transactions contemplated hereby on behalf of the Company.

(d)    Subject to any applicable employment agreement, the Officers and employees of the Company shall be required to devote their full business time, attention, skill, and best efforts to the performance of such Officer’s or employee’s duties and shall not engage in any other business or occupation during such Person’s term of officership or employment.

6.5    Term of Officers.

(a)    An Officer shall serve until he resigns, his term expires or he is removed as provided in Section 6.5(b). Subject to any applicable employment agreement, any Officer of the Company may resign at any time by giving written notice to the Managing Member. The resignation of any Officer shall take effect upon receipt of notice or at such later time as shall be specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(b)    Subject to any applicable employment agreement, an Officer may be removed from office at any time, with or without cause, by the Managing Member. If any vacancy shall occur in any office, for any reason whatsoever, then the Managing Member shall have the right to appoint a new Officer to fill the vacancy.

6.6    Compensation and Reimbursement. The Managing Member and Officers shall not receive from the Company any compensation for managing the affairs of the Company (except as provided in any applicable employment agreement).

6.7    Member Meetings.

(a)    Location; Quorum; Voting. To the extent a meeting of the Members is required by Law or this Agreement, Member meetings shall be held at the principal office of the Company or at such other place within or without the State of Delaware specified in the notice or waivers of notice thereof. Except as provided herein or under applicable Law, the presence of Members holding a majority of the Class A Units, present in person or represented by proxy and entitled to vote, shall constitute a quorum at any meeting of the Members for the transaction of business, and the affirmative vote of the Members holding a majority of the Class A Units shall constitute the act of the Members. Each Class A Member shall be entitled to one (1) vote for each percent of the Percentage Interests held by such Member. A Member may vote at a meeting by a written proxy executed by that Member and delivered to the Managing Member or the Secretary. A proxy shall be revocable unless it is stated to be irrevocable. Except as otherwise set forth herein or as required by applicable Law, the Class A Members shall have the sole right to exercise any such vote required by Law or this Agreement, and the Class B Members shall not have any right to vote in respect of any such matter so submitted.

(b)    Waiver of Notice. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)    Action by Written Consent. Any action required or permitted to be taken at a particular meeting may be taken without a meeting, without notice and without a vote if a consent in writing setting forth the action so taken is signed by all of the Members entitled to vote thereon. A copy of such written consent shall be provided within ten (10) Business Days to the Members who did not sign such written consent.

6.8    VCOC Management Rights. The Company and each Member agree that the Company shall enter into a VCOC letter agreement with any Affiliate of Blackstone on request of Vine Investment substantially in the form of Annex A hereto.

ARTICLE VII

INDEMNIFICATION

7.1    Right to Indemnification. Subject to the limitations and conditions as provided herein and to the fullest extent permitted by applicable Laws, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company or Affiliate thereof or any of their respective representatives, an officer or employee of the Company or Affiliate or a director, officer, member or employee of the Managing Member or any Affiliate, a member of a committee of the Company or an officer of the Company, or while such a Person is or was serving at the request of the Managing Member on behalf of the Company as a manager, director, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise (each an “Indemnitee”), shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided however, that no Person shall be entitled to indemnification under this Section 7.1 if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Person is seeking indemnification pursuant to this Section 7.1 such Person’s actions or omissions constituted an intentional breach of this Agreement or gross negligence or willful misconduct on the part of such Person or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Article VII shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. The rights granted pursuant to this

Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. IT IS ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS SECTION 7.1 COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.

7.2    Indemnification of Officers, Employees (if any) and Agents. The Company may indemnify and advance expenses to Persons who are not entitled to indemnification under Section 7.1, including current and former employees (if any) or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, member, trustee, employee (if any), agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee (if any) benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article VII.

7.3    Indemnification and Expense Advancement With Respect to Actions Commenced by an Indemnitee. Notwithstanding 7.1, Section 7.2 and Section 7.4, the Company shall be required to indemnify and advance expenses to an Indemnitee in connection with any action, suit or proceeding commenced by such Indemnitee only if the commencement of such action, suit or proceeding by such Indemnitee was authorized by the Managing Member in its sole discretion.

7.4    Advance Payment. Any right to indemnification conferred in this Article VII shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled or authorized to be indemnified under Sections 7.1 and 7.2 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VII and a written undertaking by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

7.5    Appearance as a Witness. Notwithstanding any other provision of this Article VII, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VII in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

7.6    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which a Person indemnified pursuant to Sections 7.1 and 7.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of Members or otherwise. The Company may purchase and maintain (or may reimburse an Indemnitee for the cost of) insurance, on behalf of an Indemnitee as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Company’s activities or such Indemnitee’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

7.7    No Member Liability for Indemnification Obligations. In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement. An Indemnitee shall not be denied indemnification in whole or in part under this Article VII because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

7.8    Member Notification. To the extent discretionary to the Company, the Managing Member shall approve or disapprove of indemnification or advancement of expenses under this Article VII. Any indemnification of or advance of expenses to any Person entitled or authorized to be indemnified under this Article VII shall be reported in writing to the Managing Member within the twelve (12) month period immediately following the date the indemnification or advance was made; provided, that no failure to comply with the notification provisions of this Section 7.8 shall operate to deprive a Person of any indemnification or advancement of expenses to which such Person would otherwise be entitled.

7.9    Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by Laws.

7.10    Scope of Indemnity. For the purposes of this Article VII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VII shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

7.11    Other Indemnities.

(a)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Indemnitee for the matters covered thereby shall be the primary source of indemnification and advancement of such

Indemnitee in connection therewith and any obligation on the part of any Indemnitee under any Other Indemnification Agreement to indemnify or advance expenses to such Indemnitee shall be secondary to the Company’s obligation and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company. If the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and any Person makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of such Unpaid Indemnity Amounts, such other Person shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnity Amounts.

(b)    The Company, as an indemnifying Party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Indemnitees under this Agreement shall include any amounts expended by any other Person under any Other Indemnification Agreement in respect of indemnification or advancement of expenses to any Indemnitee in connection with any Proceedings to the extent such amounts expended by such other Person are on account of any Unpaid Indemnity Amounts.

7.12    Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (i) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the Managing Member or any other Indemnitee to the Company, the Members, any other Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement or (ii) to constitute a waiver or consent by the Company, the Members, any other Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by the Company, all of the Members, each other Person who acquires an interest in a Membership Interest and each other Person who is bound by this Agreement.

7.13    Liability of Indemnitees.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, any other Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. The Members, any other Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Company, waives any and all rights to claim punitive damages or damages based upon the federal or state income taxes paid or payable by any such Member or other Person.

(b)    The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent or agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member in good faith.

(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Members, any Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement, any Indemnitee acting in connection with the Company’s business or affairs shall not be liable, to the fullest extent permitted by Law, to the Company, to any Member, to any other Person who acquires an interest in a Membership Interest or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement.

(d)    Any amendment, modification or repeal of this Agreement or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Agreement as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.14    Standards of Conduct and Modification of Duties.

(a)    Whenever the Managing Member makes a determination or takes or declines to take any other action, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is expressly provided for in this Agreement, the Managing Member shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Act or any other Law or at equity. A determination, other action or failure to act by the Managing Member or any committee thereof (as the case may be) will be deemed to be in good faith unless the Managing Member believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member or any Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b)    Notwithstanding anything to the contrary in this Agreement, the Managing Member or any other Indemnitee shall have no duty or obligation, express or implied, to sell or otherwise dispose of any asset of the Company or its Subsidiaries.

(c)    To the extent that, at law or in equity, a Member owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Membership Interests or any other Person pursuant to applicable Laws or this Agreement such duty is hereby eliminated to the fullest extent permitted pursuant to Law (including Section 17-1101(d) of the Act), it being the intent of the Members that to the extent permitted by Law and except to the extent another express standard is specified elsewhere in this Agreement, no Member shall owe any duties of any nature whatsoever to the Company, the other Members or any other holders of Membership Interests or any other Person, other than the duty of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the duty of good faith and fair dealing. Except with respect to the express obligations set forth in this Agreement or any other agreement to which any Member is a party, to the maximum extent permitted by applicable Law (including Section 17-1101(f) of the Act), the Company and each Member hereby waives any claim or cause of action against, and hereby eliminate all liabilities of, each Member, solely in its capacity as a Member, for any breach of any duty (including fiduciary duties) to the Company, the other Members or any other holders of Membership Interests or any other Person. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations, or otherwise subject the Members to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

ARTICLE VIII

TAXES

8.1    Tax Returns. The Company shall timely cause to be prepared and filed all necessary U.S. federal, state, local and foreign tax returns for the Company, including making the elections described in Section 8.2. Upon written request by the Company, each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed.

8.2    Tax Elections. The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the closing date of the initial public offering of VRI, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate tax returns:

(a)    to adopt the accrual method of accounting;

(b)    to use the calendar year as the taxable year;

(c)    to elect to deduct and/or amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(d)    to elect to deduct and/or amortize the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and

(e)    any other election approved by the Tax Matters Partner.

It is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes and neither the Company nor any Member may make any election to the contrary, including an election pursuant to Treasury Regulation section 301.7701-3(c) or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.3    Tax Matters Partner. The Managing Member is hereby designated the “Tax Matters Partner” (as defined in section 6231(a)(7) of the Code, to the extent applicable for taxable years beginning before January 1, 2018) and as the “Partnership Representative” of the Company for purposes of the Partnership Tax Audit Rules. In addition, (i) the Managing Member is hereby authorized to (A) designate any other Person as the Partnership Representative, and (B) take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 8.3, of the Managing Member (or any Person selected by the Managing Member) as the Partnership Representative; and (ii) each Member agrees to take, such other actions as may be requested by the Managing Member to ratify or confirm any such designation pursuant to this Section 8.3. The Partnership Representative (or the person designated by the Partnership Representative) is authorized, in its sole discretion, to make any available election related to sections 6221 through 6241 of the Code and take any action it deems necessary or appropriate to comply with the requirements of the Code and conduct the Company’s affairs under sections 6221 through 6241 of the Code.

8.4    PTP Notification. The Company shall endeavor to use its best efforts to avoid making any investment, executing any contract or otherwise undertaking any activities that would generate income characterized as other than “qualifying income” as defined in Section 7704(d) of the Code and shall promptly notify the Managing Member in writing prior to the Company making an investment, executing any contract or otherwise undertaking any activities that the Company determines could reasonably be expected to result in more than five percent (5.0%) of the Company’s gross income for any calendar month of investment or undertaking or for any taxable year being characterized as other than “qualifying income” as defined in Section 7704(d) of the Code. In the event that the Company is unable to make such determination, the Company shall consult with the Managing Member to make such determination prior to making such investment, executing such contracts or undertaking such activity.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.1    Maintenance of Books. The Company shall keep books and records of accounts (including a list of the names, addresses, Capital Contributions and Membership Interests of all Members) and shall keep minutes of the proceedings of any meeting of the Managing Member. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement and GAAP, except that the Capital Accounts of the Members shall be maintained in accordance with Section 4.2. The accounting year of the Company shall be the Fiscal Year. Section 18-305(a) of the Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply or be incorporated into this Agreement and the Members hereby waive any rights under such sections of the Act.

9.2    Financial Statements and Reports. The Company shall provide the Members, as applicable, with the following information:

(a)    The Company shall provide the Members any reports or financial statements regarding the Company and its Subsidiaries as requested by the Managing Member.

(b)    The Company shall deliver to each of its Members the following schedules and tax returns: (i) within sixty (60) days after the Company’s year-end, an estimated Schedule K-1 for the immediately preceding taxable year based on best-available information to date, and (ii) not less than forty-five (45) days prior to the due date, including extensions, for the filing of the Company’s federal information return for the immediately preceding taxable year, a final Schedule K-1, along with copies of all other federal, state and local income tax returns or reports filed by the Company for the previous year, as may be required as a result of the operations of the Company, and a schedule of Company book tax differences for the immediately preceding tax year.

9.3    Accounts. The Officers or designated Members of the Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Managing Member may determine. The Company may not commingle the Company’s funds with the funds of any other Person. The Company shall keep all funds contributed by the Members in a segregated bank account and shall not commingle such funds with other funds of the Company. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement. The Officers or designated Members of the Company may invest the Company funds only in (a) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (b) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (c) readily marketable commercial paper rated “Prime 1” by Moody’s or “A1” by S & P (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (d) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least “A” or “A2” by S & P or Moody’s, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1    Dissolution. Subject to the provisions of Section 10.2 and any applicable Laws, the Company shall wind up its affairs and dissolve only on the first to occur of the following (each a “Dissolution Event”):

(a)    approval of dissolution by (x) the Managing Member and (y) the Members holding at least sixty-six and two-thirds percent (66 2⁄3%) of the issued and outstanding Class B Units;

(b)    the consummation of a sale of all or substantially all of the assets of the Company; or

(c)    entry of a decree of judicial dissolution of the Company in accordance with the Act.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and the assets distributed as provided in Section 10.2 and the Certificate has been canceled.

10.2    Liquidation and Termination. In connection with the winding up and dissolution of the Company, the Managing Member shall act as a liquidator (“Liquidator”), unless the Managing Member otherwise determines. The Liquidator shall proceed diligently to wind up the affairs of the Company in an orderly manner and make final distributions as provided herein and in the Act. The Liquidator shall use commercially reasonable efforts to complete the liquidation of the Company within two (2) years after an applicable Dissolution Event; provided, that such period may be extended for up to two (2) additional one-year periods by the Managing Member. The costs of liquidation shall be borne as a Company expense (including the costs and expenses of the Liquidator, in its capacity as such). Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:

(a)    as promptly as possible after approval of the winding up and dissolution of the Company and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the winding up and dissolution is approved or the final liquidation is completed, as applicable;

(b)    the Liquidator shall cause any notices required by applicable Law to be sent to each known creditor of and claimant against the Company in the manner described by applicable Law;

(c)    upon approval of the winding up and dissolution of the Company, the Liquidator shall, unless the Managing Member otherwise determines, be prohibited from distributing assets in kind and shall instead sell for cash the equity of the Company or the assets of the Company at the best price available. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The Liquidator may sell all of the Company property, including to one or more of the Members. If any assets are sold or otherwise liquidated for value, the Liquidator shall proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 10.2(c); and

(d)    subject to the terms and conditions of this Agreement and any applicable Law (including the Act), the Liquidator shall distribute the assets of the Company in the following order of priority:

(i)    First, the Liquidator shall pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company, or otherwise make adequate provision for payment, satisfaction and discharge thereof; provided however, that such payments shall not include any Capital Contributions described in Article IV or any other obligations of the Members created by this Agreement; and

(ii)    Second, all remaining assets of the Company shall be distributed to the Members in accordance with Section 5.3.

(e)    All distributions to the Members pursuant to Section 10.2(d)(ii) above shall be in the form of cash, unless the Managing Member otherwise determines (and is further approved by the Members holding at least sixty-six and two-thirds percent (66  2⁄3%) of the issued and outstanding Class B Units pursuant to Section 6.2(b).

(f)    When the Liquidator has complied with the foregoing liquidation plan, the Liquidator (or the Managing Member), on behalf of all Members, shall execute, acknowledge and cause to be filed a Certificate of Cancellation.

10.3    Provision for Contingent Claims.

(a)    The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

(b)    If there are insufficient assets to both pay the creditors pursuant to Section 10.2 and to establish the provision contemplated by Section 10.3(a), subject to applicable Law, the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.

10.4    Deficit Capital Accounts. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

10.5    Deemed Contribution and Distribution. In the event the Company is “liquidated” within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all Company property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

ARTICLE XI

AMENDMENT OF THE AGREEMENT

11.1    Amendments to be Adopted by the Company. Each Member agrees that the Managing Member or Officer of the Company, in accordance with and subject to the limitations contained in Article VI, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

(a)    a change in the name of the Company in accordance with this Agreement, the location of the principal place of business of the Company or the registered agent or office of the Company which has been approved by the Managing Member;

(b)    admission or substitution of Members whose admission or substitution has been made in accordance with this Agreement;

(c)    a change that the Managing Member believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of the Managing Member to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; and

(d)    an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

11.2    Amendment Procedures. Except as provided in Section 11.1, all amendments to this Agreement must be in writing and signed by the Managing Member; provided, that no amendment to this Agreement may:

(a)    modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

(b)    materially alter or change any right, preferences or privileges of any Membership Interests in a manner that is different or prejudicial relative to any other Membership Interests, without the approval of a majority in interest of the Members holding the Membership Interests affected in such a different or prejudicial manner.

ARTICLE XII

MEMBERSHIP INTERESTS

12.1    Certificates. Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Managing Member.

12.2    Registered Holders. The Company shall be entitled to recognize the exclusive right of a Person registered on its books and records as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

12.3    Security. For purposes of providing for Transfer of, perfecting a Security Interest in, and other relevant matters related to, a Membership Interest, the Membership Interest will be deemed to be a “security” subject to the provisions of Articles 8 and 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the States of New York, Louisiana, Texas or any other relevant jurisdiction.

ARTICLE XIII

GENERAL PROVISIONS

13.1    Offset. Whenever the Company is to pay any sum to any Member or any Member is to pay or contribute any sum to the Company, any amounts that a Member or the Company owes the other for which it is due or past due may be deducted from that sum before payment.

13.2    Entire Agreement. This Agreement, the Exchange Agreement and the Master Reorganization Agreement (along with any exhibits or schedules to such documents and any agreement specifically referenced herein) constitute the entire agreement and supersedes (a) all prior oral or written proposals, term sheets or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Members with respect to the subject matter hereof. Notwithstanding anything in this Agreement to the contrary, the Company may enter into “side letter” agreements with Members which modify, alter or amend the terms and conditions of this Agreement otherwise attributable to such Member.

13.3    Waivers. Neither action taken (including any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Member of a particular right, including breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

13.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.

13.5    Governing Law; Severability.

(a)    THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or other Laws, the applicable provision of the Act or such other Laws, as the case may be, shall control. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Act or other Laws, as the case may be.

13.6    Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

13.7    Exercise of Certain Rights. Except for rights in this Agreement, no Member may maintain any action for partition of the property of the Company. The Members agree not to maintain any action for dissolution and liquidation of the Company pursuant to Section 18-802 of the Act or any similar applicable statutory or common law dissolution right without the consent of (x) the Managing Member and (y) the Members holding at least sixty-six and two-thirds percent (66 2⁄3%) of the issued and outstanding Class B Units.

13.8    Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.

13.9    Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

13.10    Books and Records. The Officers of the Company shall keep correct and complete books and records of account, including the names and addresses of all Members and the number and class of the interest held by each at its registered office or principal place of business, or at the office of its transfer agent or registrar.

13.11    Information.

(a)    Each Member agrees that all non-public information received from or otherwise relating to the Company or any third party who has entrusted the Company with confidential information with the expectation that such information will be kept confidential (“Confidential Information”), is confidential and will not be (i) disclosed or otherwise released to any other Person (other than another party hereto for a valid business purpose) or (ii) used for anything other than as necessary and appropriate in carrying out the business of the Company. The restrictions set forth herein do not apply to any disclosures required by applicable Law, so long as (x) the Person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable) to the Company and any affected Person stating the basis upon which the disclosure is asserted to be required, and (y) the Person subject to such disclosure obligations takes, at the Company’s request and expense, all reasonable steps to oppose or mitigate any such disclosure. Notwithstanding the foregoing, Blackstone and its Affiliates may make disclosures to their direct and indirect equityholders and members such information (including Confidential Information) as is customarily provided to current or prospective limited partners in private equity funds sponsored or managed by Affiliates of Blackstone.

(b)    The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including for complying with various federal and state Laws. Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with federal or state Laws within a reasonable amount of time from the date such Member receives such request; provided however, that, except as required by applicable Law, no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information of such Member or its Affiliates.

13.12    Liability to Third Parties. Except as required by applicable Law or as otherwise expressly provided herein, no Member shall be liable to any Person (including any Third Party, the Company or to another Member) (a) as the result of any act or omission of another Member or (b) for Company losses, liabilities or obligations (except as otherwise expressly agreed to in writing by such Member or as a result of such Member having made available to the Company, for its proportionate share equal to its Membership Interest, such Member’s insurance program (commercial, self-funded, self-insured or other similar programs)).

13.13    No Third Party Beneficiaries. Except as set forth in Section 7.1 (with respect to Indemnitees) and Section 13.17, the provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Article VII, the indemnified Persons described therein. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person or Governmental Authority, including (a) any Person or Governmental Authority to whom any debts, liabilities or obligations are owed by the Company or any Member, or (b) any liquidator, trustee or creditor acting on behalf of the Company, and no such creditor or any other Person or Governmental Authority shall have any rights under this Agreement, including rights with respect to enforcing the payment of Capital Contributions.

13.14    Notices. Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement shall be in writing and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice:

(a)    if to the Company:

Vine Resources Holdings LLC

5800 Granite Parkway, Suite 550

Plano, Texas 75024

Attention:         John Regan, CFO

Facsimile:         (877) 992-0118

and with copies to:

Blackstone Management Partners L.L.C.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention:         Angelo Acconcia

Facsimile:         (212) 201-2874

and

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention:         Andrew Calder, P.C.

                          William Benitez

Facsimile:         (713) 835-3601

Email:               andrew.calder@kirkland.com

                           wbenitez@kirkland.com

(b)    if to the Members, to each of the Members listed on Exhibit A at the address set forth therein.

Each such notice or other communication shall be sent by personal delivery, by registered or certified mail (return receipt requested), by national, reputable courier service (such as Federal Express or United Parcel Service) or by facsimile or electronic mail.

13.15    Remedies. Except as provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. In addition, any successful Party is entitled to costs related to enforcing this Agreement, including without limitation, reasonable and documented attorneys’ fees and court costs. THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; PROVIDED HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

13.16    Disputes.

(a)    Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS

LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.17    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members (each, but excluding for the avoidance of doubt, the Members, a “Member Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Member Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Member Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Member Affiliate is expressly intended as a third-party beneficiary of this Section 13.17.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth in this Agreement.

THE COMPANY:

VINE RESOURCES HOLDINGS LLC

By:
Name:	Eric D. Marsh
Title:	President and Chief Executive Officer

Signature page to Vine Resources Holdings

Amended and Restated LLC Agreement

CLASS A MEMBER:

VINE RESOURCES INC.

By:
Name:	Eric D. Marsh
Title:	President and Chief Executive Officer

Signature page to Vine Resources Holdings

Amended and Restated LLC Agreement

CLASS B MEMBER:

VINE INVESTMENT LLC

By:
Name:	Eric D. Marsh
Title:	President and Chief Executive Officer

Signature page to Vine Resources Holdings

Amended and Restated LLC Agreement

EXHIBIT A

Ownership Information

(as of the Effective Date)

Name of Member	Class A Units	Class B Units	Percentage Interest
Vine Resources Inc. 5800 Granite Parkway, Suite 550 Plano, Texas 75024 Attention: John Regan, CFO Facsimile: (877) 992-0118 with a copy to: Blackstone Management Partners L.L.C. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Angelo Acconcia Facsimile: (212) 201-2874 and with a copy to: Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, Texas 77002 Attention: Andrew Calder, P.C., William Benitez Facsimile: (713) 835-3601 Email:andrew.calder@kirkland.com. wbenitez@kirkland.com	[ ]	0	[	]%

Vine Investment LLC c/o Blackstone Management Partners L.L.C. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Angelo Acconcia Facsimile: (212) 201-2874 and with a copy to: Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, Texas 77002 Attention: Andrew Calder, P.C., William Benitez Facsimile: (713) 835-3601 Email:andrew.calder@kirkland.com. wbenitez@kirkland.com	0	[ ]	[	]%

Total	[ ]	[ ]	100%

Exhibit A to Vine Resources Holdings

Amended and Restated LLC Agreement

SCHEDULE 6.4

Initial Officer Appointees

Name	Title
Eric Marsh	President and Chief Executive Officer
John Regan	Chief Financial Officer
Michael Rigg	Treasurer
Eric Marsh	Secretary

Schedule 6.4 to Vine Resources Holdings

Amended and Restated LLC Agreement

ANNEX A

VCOC Letter

VCOC LETTER

[Company Name]

[Date]

[VCOC Partnership]

[Address]

Dear Sir/Madam:

Reference is made to the Amended and Restated Limited Liability Company Agreement by and among Vine Resources Holdings LLC (the “Company”), [Name of the VCOC Partnership] (the “VCOC Investor”) and the other parties thereto, dated as of [            ], 2017 (the “LLC Agreement”).

The Company hereby agrees that for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Membership Interests (or other securities of the Company into which such Membership Interests may be converted or for which such Membership Interests may be exchanged), without limitation or prejudice of any the rights provided to the VCOC Investor under the LLC Agreement, the Company shall:

•	Provide the VCOC Investor or its designated representative with:

(i)	the right to visit and inspect any of the offices and properties of the Company and its subsidiaries and inspect and copy the books and records of the Company and its subsidiaries, at such times as the VCOC Investor shall reasonably request;

(ii)	as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii)	as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

Annex A to Vine Resources Holdings

Amended and Restated LLC Agreement

(iv)	to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, actually prepared by the Company as soon as available; and

(v)	copies of all materials provided to the Managing Member of the Company at the same time as provided to the Managing Member of the Company and if requested, copies of all materials provided to the board of directors of the Company’s subsidiaries.

•	Make appropriate officers and directors of the Company, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its subsidiaries, including, significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

•	To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or formation or other organizational documents of the Company or any of its subsidiaries, and to provide the VCOC Investor or its designated representative with the right to consult with the Company and its subsidiaries with respect to such actions; and

•	Provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”).

The Company agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its

Annex A to Vine Resources Holdings

Amended and Restated LLC Agreement

legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided, that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor or any of the other purchasers transfers all or any portion of their investment in the Company to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Vine Resources Holdings LLC

By:
Name:
Title:

Annex A to Vine Resources Holdings

Amended and Restated LLC Agreement